Exhibit 4.8

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description of the securities of HL Acquisitions Corp. (the “Company”, “we”, “our” or similar terms) is based upon the Company’s amended and restated memorandum and articles of association (“M&A”), the Business Companies Act, 2004 of the British Virgin Islands (“Companies Act”) and other applicable provisions of British Virgin Islands law. We have summarized certain portions of the M&A below. The summary is not complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our M&A, which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.8 is a part.

Authorized Capital

Pursuant to M&A, our authorized capital consists of 100,000,000 ordinary shares, no par value, and 1,000,000 preference shares, no par value.

Units

Composition. Each unit consists of one ordinary share, one right, and one redeemable warrant. Each right entitles the holder to receive one-tenth of one ordinary share upon consummation of an initial business combination. Each warrant entitles the holder to purchase one ordinary share for an initial exercise price of $11.50 per share, for a period of five years beginning upon consummation of an initial business combination.

Listing. The Company’s units are listed on the Nasdaq Capital Market under the ticker symbol “HCCHU.”

Ordinary Shares

Authorization. The outstanding ordinary shares are duly authorized, validly issued, fully paid and nonassessable.

Listing. The Company’s ordinary shares are listed on the Nasdaq Capital Market under the ticker symbol “HCCH.”

Voting Rights. Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders.

Prior to the consummation of an initial business combination, changes in the rights attaching to the ordinary shares as set forth in the M&A require approval by way of resolution of not less than 65% of those outstanding ordinary shares attending the meeting and voting in respect of such resolution; provided that resolutions proposed in connection with the consummation of an initial business combination require approval by a majority of all those entitled to vote on the resolution regardless of how many actually vote or abstain. Following the consummation of an initial business combination, changes in the rights attaching to the ordinary shares require the approval by way of resolution of only a majority of those outstanding ordinary shares attending at the meeting and actually voting in respect of such resolution.

Conversion Rights. Holders of ordinary shares issued in the Company’s initial public offering (which we refer to as “public shares”) have the right to demand that the Company convert such shares into a pro rata portion of the Company’s trust account upon the consummation of our initial business combination, either in connection with a shareholder meeting called to approve the business combination or by means of a tender offer.

The decision as to whether we will seek shareholder approval of a proposed business combination or conduct a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require us to seek shareholder approval under the law or stock exchange listing requirement. We intend to conduct redemptions without a shareholder vote pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”) unless shareholder approval is required by law or stock exchange listing requirement or we choose to seek shareholder approval for business or other legal reasons.

If a shareholder vote is not required and we do not decide to hold a shareholder vote for business or other legal reasons, we will, pursuant to our M&A, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to consummating our initial business combination. Our M&A requires these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, shareholder approval of the transaction is required by law or Nasdaq rules, or we decide to obtain shareholder approval for business or other reasons, we will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek shareholder approval, we will consummate our initial business combination only if a majority of the outstanding ordinary voted are voted in favor of the business combination. Further, if we seek shareholder approval, we will require public shareholders, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to our transfer agent or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, no later than two business days prior to the vote on the business combination. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the converting holder. Any request to convert such shares once made, may be withdrawn at any time up to the vote on the proposed business combination. Furthermore, if a holder of a public share delivered a share certificate in connection with an election of conversion and subsequently decides prior to the vote on the business combination not to elect to exercise such rights, the holder may simply request that the transfer agent return the certificate (physically or electronically).

Outside Date. Pursuant to our M&A, if we are unable to consummate a business combination on or before October 2, 2020 (unless such time period is extended by our shareholders, as provided in the M&A). If we do not complete a business combination by the required time period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, convert 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such conversion, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under British Virgin Islands law to provide for claims of creditors and the requirements of other applicable law. This redemption of public shares from the trust account shall be effected as required by function of our M&A and prior to any voluntary winding up, although at all times subject to the Companies Act.

Following the redemption of public shares, we intend to enter “voluntary liquidation” which is the statutory process for formally closing and dissolving a company under the laws of the British Virgin Islands. Given that we intend to enter voluntary liquidation following the redemption of public shareholders from the trust account, we do not expect that the voluntary liquidation process will cause any delay to the payment of redemption proceeds from our trust account. In connection with such a voluntary liquidation, the liquidator would give notice to creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the British Virgin Islands and in at least one newspaper circulating in the location where we have our principal place of business, and taking any other steps the liquidator considers appropriate to identify our creditors, after which our remaining assets would be distributed. As soon as our affairs are fully wound-up, the liquidator must complete his statement of account and make a notificational filing with the Registrar. We would be dissolved once the Registrar issues a Certificate of Dissolution.

Our initial shareholders, which include our sponsors, officers, and directors, have entered into agreements with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their initial shares if we fail to complete our initial business combination by October 2, 2020 (subject to extension). However, if our initial shareholders or management team acquire public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination by such date.

Transfer Restrictions. The ordinary shares sold prior to our initial public offering was placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until (i) with respect to 50% of the shares, the earlier of one year after the date of the consummation of the Company’s initial business combination and the date on which the closing price of the ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Company’s initial business combination, and (ii) with respect to the other 50% of the shares, one year after the consummation of the Company’s initial business combination, or earlier, in either case, if, subsequent to such initial business combination, the Company consummates a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their shares for cash, securities or other property.

Additionally, the holders of ordinary shares purchased prior to our initial public offering have agreed (A) to vote any shares owned by them in favor of any proposed business combination, (B) not to convert any shares in connection with a shareholder vote to approve a proposed initial business combination or any amendment to our M&A prior to consummation of an initial business combination or sell any shares to us in a tender offer in connection with a proposed initial business combination and (C) that their shares shall not participate in any liquidating distribution from the trust account upon winding up if a business combination is not consummated.

Preemptive Rights, Etc. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to our ordinary, except that upon the consummation of our initial business combination, subject to the limitations described herein, we will provide our shareholders with the opportunity to redeem their ordinary shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account.

Preference Shares

Our M&A provides that preference shares may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions, applicable to the shares of each series. Our board of directors will be able, without shareholder approval, to issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of ordinary shares and could have anti-takeover effects. However, the underwriting agreement that we entered into in connection with the initial public offering prohibits us, prior to a business combination, from issuing preference shares which participate in any manner in the proceeds of the trust account, or which vote as a class with the ordinary shares on a business combination.

Under the Companies Act, there are no provisions which specifically prevent the issuance of preference shares or any such other “poison pill” measures. Our M&A also does not contain any express prohibitions on the issuance of any preference shares. Therefore, the directors, without the approval of the holders of ordinary shares, may issue preference shares that have characteristics that may be deemed anti-takeover. Additionally, such a designation of shares may be used in connection with plans that are poison pill plans. However, a director in the exercise of his powers and performance of his duties is required to act honestly and in good faith in what the director believes to be the best interests of the Company and shall exercise his powers as a director for a proper purpose.

Rights

Exchangeability. Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of our initial business combination. No additional consideration will be required to be paid by a holder of rights in order to receive its ordinary shares upon consummation of an initial business combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in the Company’s initial public offering and simultaneous private placement of units. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of ours) since the issuance of the shares underlying the rights will either be registered under an effective registration statement on Form S-4 (in the case where we are not the surviving entity) or be exempt from registration pursuant to an applicable exemption such as the exemption provided by Section 3(a)(9) (in the case where we are the surviving entity).

If we enter into a definitive agreement for a business combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of ordinary shares will receive in the transaction on an as-converted into ordinary shares basis, and each holder of a right will be required to affirmatively convert its rights in order to receive the 1/10 share underlying each right (without paying any additional consideration) upon consummation of the business combination. More specifically, the right holder will be required to indicate its election to convert the rights into underlying shares as well as to return the original rights certificates to us.

If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the trust account, holders of rights will not receive any such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless.

Listing. The Company’s rights listed on the Nasdaq Capital Market under the ticker symbol “HCCHR.”

Warrants

Exercisability. Each warrant is exercisable to purchase one ordinary share.

Exercise Price. $11.50 per share, subject to adjustment.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

Exercise Period. The warrants will become exercisable on the later of one year from the completion of our initial public offering or the consummation of our initial business combination. The warrants will expire five years after the consummation of our initial business combination, at 5:00 p.m., New York time, or earlier upon our failure to consummate a business combination on or before October 2, 2020 (subject to extension) or redemption of our ordinary shares or our liquidation.

No warrants will be exercisable for cash unless we have an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the public warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the ordinary shares for the 5 trading days ending on the trading day prior to the date of exercise. The warrants will expire on the fifth anniversary of our completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We have agreed to use our best efforts to file and have an effective registration statement covering the ordinary shares issuable upon exercise of the warrants, to maintain a current prospectus relating to those ordinary shares until the earlier of the date the warrants expire or are redeemed and the date on which all of the warrants have been exercised, and to qualify the resale of such shares under state blue sky laws, to the extent an exemption is not available.

Redemption of Warrants. Once the warrants become exercisable, we may call the warrants for redemption (excluding the private warrants and any warrants issued to our initial shareholders, officers or directors in payment of working capital loans made to us), in whole and not in part, at a price of $0.01 per warrant, upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder, and if, and only if, the reported last sale price of our ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders. We will not redeem the warrants unless an effective registration statement covering the ordinary shares issuable upon exercise of the warrants is current and available throughout the 30-day redemption period.

If we call the warrants for redemption as described above, we will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In addition to selling warrants as part of the units sold in our initial public offering, we sold warrants in a private placement simultaneously with the initial public offering. Such private placement warrants are identical to the warrants included in the units sold in the initial public offering except that the private warrants: (i) will not be redeemable by us and (ii) may be exercised for cash or on a cashless basis so long as they are held by the initial purchasers or any of their permitted transferees. The initial purchasers have agreed not to transfer, assign or sell any of the private warrants and underlying securities (except to certain permitted transferees) until the completion of our initial business combination.

Fractional Shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

Listing. The Company’s warrants are listed on the Nasdaq Capital Market under the ticker symbol “HCCHW.”

Certain Provisions of our M&A and British Virgin Islands Law

Quorum. Quorum is fixed by the M&A to consist of the holder or holders present in person or by proxy entitled to exercise at least fifty percent (50%) of the voting rights of the shares of each class or series of shares entitled to vote as a class or series thereon.

No Cumulative Voting. Cumulative voting in the election of directors is not provided for.

Classified Board. Directors are appointed for three year staggered terms by the shareholders.

Dissenters’ Rights. The Companies Act provides that any shareholder is entitled to payment of the fair value of his or her shares upon dissenting from any of the following: (a) a merger (except in certain limited circumstances); (b) a consolidation; (c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a redemption of 10 per cent, or fewer of the issued shares of the company required by the holders of 90 per cent, or more of the shares of the company pursuant to the terms of the Companies Act; and (e) an arrangement, if permitted by the court.

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